                                                                    EXHIBIT 3(a)


                              FIRSTAR CORPORATION

                      RESTATED ARTICLES OF INCORPORATION

                          RESTATED AS OF MAY 7, 1981

                 (As Amended and in Effect September 9, 1992)





   This Corporation, being organized under the laws of Wisconsin and being subject to the provisions of Chapter 180 of the Wisconsin Statutes, hereby amends its restated articles of incorporation in their entirety and as so amended adopts the following Restated Articles of Incorporation, which supersede and take the place of its heretofore existing restated articles of incorporation and all amendments thereto:


                                   ARTICLE I

                                     NAME

             The name of the Corporation is "FIRSTAR CORPORATION".


                                  ARTICLE II

                                    PURPOSE


   The purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law (Chapter 180, Wisconsin Statutes); provided, however, that the Corporation shall not engage in any activities prohibited by the Bank Holding Company Act of 1956, as amended.


                                  ARTICLE III

                                 CAPITAL STOCK

   (1) The number of shares of which the Corporation shall have authority to issue is 122,500,000, divided into the following classes:

         (a) 120,000,000 shares of the par value of $1.25 each, designated as "Common Stock"; and

         (b) 2,500,000 shares of the par value of $1.00 each, designated as "Preferred Stock".
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   (2)   The Preferred Stock may be issued from time to time in one or more series, with such designations, preferences, limitations, and relative rights as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series and adopted by the board of directors pursuant to the authority given as provided by the Wisconsin Business Corporation Law and not inconsistent with the provisions hereof. All shares of Preferred Stock shall be identical except as to the following relative rights and preferences, in respect of any or all of which there may be variations between different series as fixed and determined by the board of directors in the resolution or resolutions providing for the issuance of such series:
         (a) rate of dividend; (b) price at and terms and conditions on which shares may be redeemed; (c) amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any.

   (3) The holders of Preferred Stock shall be entitled to receive, if and when declared by the board of directors out of the funds of the Corporation legally available therefor, dividends at, but not exceeding, the rate established by the board of directors in the resolution or resolutions providing for the issuance of any series of Preferred Stock, and such dividends shall be paid or set apart before any dividends (other than dividends payable in Common Stock of the Corporation) shall be paid upon or set apart for the Common Stock.
         The dividends on the Preferred Stock shall be cumulative, so if at any time the full amount of dividends accrued and in arrears on the Preferred Stock shall not be paid, the deficiency (without interest) shall be payable before any dividends shall be paid upon or set apart on the Common Stock. Dividends on the Preferred Stock shall accrue and be cumulative from the date of issue and shall be without priority as between series. Any dividends paid upon the Preferred Stock in an amount less than full cumulative dividends accrued and in arrears upon all Preferred Stock shall, if more than one series be outstanding, be distributed among the different series in proportion to the aggregate amounts which would be distributed to the Preferred Stock of each series if full cumulative dividends were declared and paid thereon. Whenever all dividends accrued and in arrears on the Preferred Stock shall have been declared and shall have been paid or set apart, the board of directors may declare dividends on the Common Stock out of the funds of the Corporation legally available therefor.

   (4) In the event of the liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock, shall be entitled to receive the fixed liquidation amount per share, plus accrued dividends, all as provided in the resolution or resolutions adopted by the board of directors providing for the issuance of any series of Preferred Stock, and no more, before any amount shall be paid to the holders of Common Stock. As used in this paragraph "accrued dividends" means, in respect to each share of Preferred Stock, an amount equal to the fixed dividend rate per annum for each share (without interest thereon), from the date from which dividends commence to accrue in respect of such share to the date as of which the computation is to be





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         made, less the aggregate amount (without interest thereon) of all dividends theretofore paid or declared and set aside for payment in respect thereof. If, upon any such voluntary or involuntary liquidation, the assets of the Corporation shall be insufficient to permit payment to the holders of Preferred Stock of the full preferential amounts aforesaid, then the entire assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled. The holders of Preferred Stock shall not otherwise be entitled to participate in any distribution of assets of the Corporation which assets shall be divided and distributed among the holders of Common Stock according to their respective rights and preferences. No consolidation or merger of the Corporation with or into another corporation or corporations and no sale by the Corporation of all or substantially all of its assets shall be deemed a liquidation or winding up of the Corporation within the meaning of this paragraph.

   (5) The holders of Preferred Stock shall have only such voting rights as shall be stated in the resolution or resolutions of the board of directors providing for the issuance of any series of Preferred Stock.

   (6) The Common Stock shall be junior to the Preferred Stock and shall be subject to all the rights and preferences of the Preferred Stock.

   (7) No holder of any shares of the Corporation shall have any preemptive right to acquire any unissued shares of this Corporation, now or hereafter authorized, or other securities whether or not convertible into shares of the Corporation or carrying a right to subscribe to or acquire such shares.

   (8) The Corporation is authorized by action of the board of directors without further consent of shareholders to purchase, take, receive or otherwise acquire shares of the Corporation, subject only to the provisions of Sections 180.385(1)(a) and (b) of the Wisconsin Statutes.

   (9) The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.


                                  ARTICLE IV

                              BOARD OF DIRECTORS

   (1) Subject to the terms of any series of Preferred Stock as may be issued from time to time pursuant to the provisions of Section (2) of Article III, as such terms are stated and expressed in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock,





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         (a)  The board of directors shall consist of such number of directors as is fixed from time to time by a majority of the board of directors in the manner provided in the By-Laws.

         (b) The number of directors may be increased or decreased from time to time by a majority of the board of directors in the manner provided in the By-Laws, but no decrease shall have the effect of shortening the term of any incumbent director.

   (2) The board of directors shall be divided into three (3) classes, as nearly equal in number as possible, as shall be provided in the By-Laws.

   (3) Subject to the terms of any series of Preferred Stock as may be issued from time to time pursuant to the provisions of Section (2) of Article III, as such terms are stated and expressed in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock,

         (a) Any vacancy occurring in the board of directors resulting from death, resignation, removal, disqualification or any other cause, including a vacancy created by an increase in the number of directors, may be filled only by the affirmative vote of not less than a majority of the directors then in office, although less than a quorum.

         (b) If there shall be no directors then in office, the shareholders shall be entitled to fill the vacancies on the board of directors.

         (c) Directors appointed to newly created directorships resulting from any increase in the authorized number of directors or to fill any vacancies in the board of directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next annual meeting of shareholders at which the term of the class to which they have been appointed expires.

   (4) Subject to the terms of any series of Preferred Stock as may be issued from time to time pursuant to the provisions of Section (2) of Article III, as such terms are stated and expressed in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock, a director may be removed from office only by the affirmative vote of not less than 75% of the outstanding shares entitled to vote for the election of such director, voting together as a single class, taken at a special meeting of shareholders called for that purpose.

   (5) Notwithstanding the provisions of Article VI, the affirmative vote of not less than 75% of the outstanding shares entitled to vote generally for the election of directors, voting together as a single class, shall be required to amend or repeal this Article IV, or to adopt any provision of the Restated Articles of Incorporation or By-Laws inconsistent with the purpose or intent of this Article IV.





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                                   ARTICLE V

                          REGISTERED OFFICE AND AGENT

   At the time of adoption of these Restated Articles of Incorporation the address of the registered office of the Corporation is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and the name of the registered agent at that address is William J. Schulz.


                                  ARTICLE VI

             ELECTION OF MAJORITY AFFIRMATIVE VOTING REQUIREMENTS


   The Corporation expressly elects the majority affirmative voting requirements pursuant to Subsection 180.25(2) of the Wisconsin Business Corporation Law (or any successor provision to such subsection) with respect to all subjects referenced in such subsection (or such successor provision, as the case may be).





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                          CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RIGHTS OF
                            SERIES C PREFERRED STOCK


Pursuant to Section 180.12(4) of the Wisconsin Business Corporation Law,

                 We, Roger L. Fitzsimonds and William J. Schulz, President and Chief Operating Officer, and Secretary, respectively, of Firstar Corporation, a corporation organized and existing under the Wisconsin Business Corporation Law, DO HEREBY CERTIFY:

                 That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation, as amended, the Board of Directors on January 19, 1989 adopted the following resolution creating a series of 600,000 shares of Preferred Stock, par value $1.00 per share, designated as Series C Preferred Stock:

                 NOW, THEREFORE, BE IT RESOLVED, That pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Incorporation, as amended, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and it hereby is created, and that the designation and amount and relative rights, limitations and preferences thereof are as follows:

                 Section 1. Designation and Amount. The shares of such series shall be designated as "Series C Preferred Stock"; the number of shares constituting such series shall be Six Hundred Thousand (600,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation into Series C Preferred Stock.

                 Section 2.  Dividends and Distributions.

                 (A) The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business days of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $1.25 par value per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the corporation shall at any time after January 19, 1989 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount
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by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (B) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                 (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                 Section 3. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

                 (A) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (B) Except as otherwise provided herein, in any other resolution of the Board of Directors creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.


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                 (C)      Except as set forth herein, holders of Series C
Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                 Section 4.  Certain Restrictions.

                 (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                 (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

                 (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior to or on a parity with (both as to dividends or upon dissolution, liquidation or winding up) the Series C Preferred Stock; or

                 (iv) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                 (B) The Corporation shall not permit any corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned, directly or indirectly, by the Corporation or otherwise controlled by the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                 Section 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, par value $1.00 per share, and may be reissued as part of a new series of





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Preferred Stock, par value $1.00 per share, to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                 Section 6.  Liquidation, Dissolution or Winding Up.

                 Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 Section 8. No Redemption. The shares of Series C Preferred Stock shall not be redeemable.

                 Section 9. Fractional Shares. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting





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
rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

        IN WITNESS WHEREOF, we have executed and subscribed this Certificate and to affirm the foregoing as true this 30th day of January, 1989.


[Corporate Seal]
                                        /s/ Roger L. Fitzsimonds
                                            --------------------
                                            President and Chief
                                            Operating Officer

Attest:



/s/ William J. Schulz
    -----------------
    Secretary



                 This document was drafted by Harry V. Carlson, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and should be recorded in the Office of the Register of Deeds of Milwaukee County, Wisconsin, the County in which the registered office of Firstar Corporation is located.






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